ADMINISTRATION AGREEMENT

     AGREEMENT made this 1st day of July, 1997 by and between FREMONT INVESTMENT ADVISORS, INC ("Fremont") a California Corporation and INVESTMENT COMPANY ADMINISTRATION CORPORATION, a Delaware Corporation (the "Administrator").

                               W I T N E S S E T H
                               -------------------

     WHEREAS, Fremont is registered as an investment advisor under the Investment Advisors Act of 1940 and has entered into an investment advisory agreement (the "Management Agreement") with Fremont Mutual Funds, Inc. (the "Funds"); and

     WHEREAS, the Funds have been organized as a Maryland Corporation to operate as an investment company registered under the Investment Company Act of 1940
(the "1940 Act"), with designated series of shares of common stock, each referred to as "Fund" or "Series"; and

     WHEREAS, Fremont wishes to retain the Administrator to provide certain administrative services in connection with the management of the operations of the Funds and the Administrator is willing to furnish such services;

     NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. Appointment. Fremont hereby appoints the Administrator to provide certain administrative services, hereinafter enumerated, in connection with the management of the Funds' operations for the period and on the terms set forth in this Agreement. The Administrator agrees to comply with all relevant provisions of the 1940 Act, applicable rules and regulations thereunder, and other applicable law.

     2. Services on a Continuing Basis. The Administrator will perform the services as detailed on Appendix I on a regular basis which would be daily, weekly or as otherwise appropriate.

     3. Responsibility of the Administrator. The Administrator shall be under no duty to take any action on behalf of Fremont or the Funds except as set forth herein or as may be agreed to by the Administrator in writing. In the performance of its duties hereunder, the Administrator shall be obligated to exercise reasonable care and diligence and to act in good faith and to use its best efforts. Without limiting the generality of the foregoing or any other provision of this Agreement, the Administrator shall not be liable for delays or errors or loss of data occurring by reason of circumstances beyond the Administrator's control.

     4. Reliance Upon Instructions. Fremont agrees that the Administrator shall be entitled to rely upon any instructions, oral or written, actually received by the Administrator from Fremont or the Board of Directors of the Funds and shall incur no liability to Fremont or the Funds in acting upon such oral or written instructions, provided such instructions reasonably appear to have been received from a person duly authorized by the Board of Directors of the Fund to give oral or written instructions on behalf of the Funds or any portfolio.

     5. Confidentiality; Maintenance of Records. The Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to Fremont and the Funds and all prior, present or potential shareholders of any and all series of the Funds, except after prior notification to, and approval of release of information in writing by, Fremont, which approval shall not be unreasonably withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by Fremont or by a series of the Funds. Any records required to be maintained and preserved by the Administrator under this Agreement are property of the Funds and will be surrendered to the Funds promptly upon request.

     6. Equipment Failures. In the event of equipment failures or the occurrence of events beyond the Administrator's control which render the performance of the Administrator's functions under this Agreement impossible, the Administrator shall take reasonable steps to minimize service interruptions and is authorized to engage the services of third parties to prevent or remedy such service interruptions.

     7. Compensation. As compensation for services rendered by the Administrator during the term of this Agreement, Fremont will pay to the Administrator a monthly fee at the annual rate of 0.02% of the first $1 billion of average daily net assets, 0.015% thereafter, with a minimum fee of $20,000 annually, per series of the Funds.

     8. Indemnification. Fremont and the Funds agree to indemnify and hold harmless the Administrator from all taxes, filing fees, charges, expenses, assessments, claims and liabilities (including without limitation, liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys fees and disbursements, reasonably arising directly or indirectly from any action or thing which the Administrator takes or does or omits to take or do at the request of or in reliance upon the advice of the Board of Directors of the Funds or Fremont, provided that the Administrator will not be indemnified against any liability to a Fund or to shareholders (or any expenses incident to such liability) arising out of the Administrator's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. The Administrator agrees to indemnify and hold harmless Fremont and each of the Funds' Directors from all claims and liabilities (including without limitation, liabilities under the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys fees and disbursements, arising directly or indirectly from any action or thing which the Administrator takes or does or omits to take or do which is in violation of this Agreement or not in accordance with instructions properly given to the Administrator, or arising out of the Administrator's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.

     9. Duration and termination. This Agreement shall continue until termination by Fremont or the Administrator on 60 days' written notice to the other party. All notices and other communications hereunder shall be in writing.

     10. Amendments. This Agreement or any part hereof may be changed or waived only by instrument in writing signed by the party against which enforcement of such change or waiver is sought.

     11. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties thereto with respect to the services to be performed hereunder, and supersedes all prior agreements and understandings, relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement shall be deemed to be a contract made in California and governed by California law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the date first written above.

                                  FREMONT INVESTMENT ADVISORS, INC.





                                  By: /s/ David L. Redo
                                  ---------------------------------------
                                  Name: David L. Redo
                                  Title: President


                                  INVESTMENT COMPANY ADMINISTRATION CORPORATION




                                  By: /s/ Eric Banhazl
                                  ---------------------------------------
                                  Name: Eric Banhazl
                                  Title: Executive Vice President

                                                                      Appendix A

INVESTMENT COMPANY ADMINISTRATION CORPORATION
ADMINISTRATIVE SERVICES


Responsibility for Board meetings.

*    Coordinating the preparation of the agenda.

*    Preparing and distributing materials prior to the meeting.

*    Preparing minutes of each meeting and maintaining the minute book.

Responsibility for shareholder meetings.

* Determining when meetings are needed as well as those matters to be voted on.

*    Drafting proxy material.

*    Coordinating printing of proxy material.

*    Coordinating proxy solicitation.

*    Preparing minutes of the meeting.

Maintaining the registration statement.

* Drafting annual revisions and circulating drafts to appropriate parties, including outside counsel.

*    Preparing and filing amendments and supplements ("stickers").

* Coordinate with Fremont the printing of final prospectuses and statements of additional information.

*    Preparing and filing registration fee payments (Rule 24f-2).

*    Filing semi-annual reports on Form N-SAR.

Maintaining state notice filings.

*    Monitoring status of filings in each state.

*    Increasing amounts filed as needed.

*    Filing renewals as needed.

* Filing copies of registration statement amendments, supplements and other required documents.

*    Filing sales reports.


Monitoring compliance.

* Reviewing 1940 Act, IRS, state and voluntary investment restrictions with portfolio managers.

*    Preparing checklists for use by portfolio managers.

*    Reviewing reports from the accounting services agent.

*    Preparing compliance reports for management and the Board.

*    Monitoring the adequacy of the fidelity bond and D&O insurance.